Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of EyeGate Pharmaceuticals, Inc. and Subsidiaries on Form S-8 to be filed on or about February 24, 2017 of our report dated February 23, 2017, on our audits of the consolidated financial statements as of December 31, 2016 and 2015 and for each of the years in the two-year period ended December 31, 2016. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/S/ EISNERAMPER LLP

New York, New York

February 23, 2017